                       SECURITIES AND EXCHANGE COMMISSION


                            Washington, D. C. 20549


                                    FORM 8-K


                                 CURRENT REPORT



                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934



     Date of Report (Date of earliest event reported):  February 26, 1996



                                  OMNICARE, INC.
             -----------------------------------------------------
             (Exact name of registrant as specified in its charter)



                                   Delaware
                ----------------------------------------------
                (State or other jurisdiction of incorporation)



               1-8269                            31-1001351
     -----------------------------------------------------------------
     (Commission File Number)         (IRS Employer Identification No.)



       2800 Chemed Center, 255 E. Fifth Street, Cincinnati, Ohio  45202
       ----------------------------------------------------------------
           (Address of principal executive offices)     (Zip code)



      Registrant's telephone number, including area code: (513) 762-6666
      ------------------------------------------------------------------

Item 5.  Other Events
         ------------

         Omnicare, Inc. (the "Company") hereby files its audited consolidated financial statements and management's discussion and analysis of operations and financial condition as of and for the three years in the period ended December 31, 1995.

                                   SIGNATURE
                                   ---------

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.




                                                      Omnicare, Inc.
                                                  ------------------------
                                                       (Registrant)




Date:  February 26, 1996                      By: /s/ Thomas R. Marsh
       -----------------                          ------------------------
                                                  Thomas R. Marsh
                                                  Vice President,
                                                  Controller and Acting
                                                  Treasurer
                                                  (Principal Financial and
                                                  Accounting Officer)

                       Report of Independent Accountants
                       ---------------------------------


To the Stockholders and
Board of Directors of Omnicare, Inc.

In our opinion, based on our audits and the report of other auditors with respect to 1993, the accompanying consolidated balance sheet and the related consolidated statements of income, cash flow and stockholders' equity present fairly, in all material respects, the financial position of Omnicare, Inc. and its subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flow for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the combined financial statements of Evergreen Pharmaceutical, Inc. and Evergreen Pharmaceutical East, Inc. (collectively, "Evergreen") for the year ended December 31, 1993, which statements reflect 1993 revenues of $34,130,000. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the 1993 amounts included for Evergreen, is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for the opinion expressed above.




/s/ Price Waterhouse LLP
Cincinnati, Ohio
February 5, 1996

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
              --------------------------------------------------


Evergreen Pharmaceutical, Inc. and
Evergreen Pharmaceutical East, Inc.
Kirkland, Washington


We have audited the combined balance sheets of Evergreen Pharmaceutical, Inc. and Evergreen Pharmaceutical East, Inc. as of December 31, 1993, and the related combined statements of income, shareholders' equity and cash flows for the year then ended, not presented separately herein. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these statements based upon our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements, not presented separately herein, present fairly, in all material respects, the combined financial position of Evergreen Pharmaceutical, Inc. and Evergreen Pharmaceutical East, Inc. as of December 31, 1993, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.



/s/ BDO Seidman, LLP
Seattle, Washington
July 29, 1994

                      CONSOLIDATED STATEMENT OF INCOME
                  Omnicare, Inc. and Subsidiary Companies


(In thousands except per share data)

                                         For the years ended December 31,
                                           1995        1994       1993
                                         --------------------------------
Sales                                    $399,636    $307,655   $223,129
Cost of sales                             287,715     227,533    165,714
                                         --------    --------   --------
Gross profit                              111,921      80,122     57,415
Selling, general and administrative
 expenses                                  66,970      50,111     38,243
Acquisition expenses-pooling
 of interests                               1,292       2,380          -
                                         --------    --------   --------

Operating income                           43,659      27,631     19,172
Investment income                           3,475       1,580        635
Interest expense                           (5,954)     (6,533)    (2,824)
                                         --------    --------   --------
Income before income taxes and
 cumulative effect of accounting change    41,180      22,678     16,983
Income taxes                               16,420       9,147      6,013
                                         --------    --------   --------
Income before cumulative effect of
 accounting change                         24,760      13,531     10,970
Cumulative effect of accounting change          -           -        280
                                         --------    --------   --------

Net income                               $ 24,760    $ 13,531   $ 11,250
                                         ========    ========   ========

Earnings per share data
 Primary:
  Income before cumulative effect of
    accounting change                    $    .94    $    .60   $    .52
  Cumulative effect of accounting change        -           -        .01
                                         --------    --------   --------
  Net income                             $    .94    $    .60   $    .53
                                         ========    ========   ========

 Fully diluted:
  Income before cumulative effect of
    accounting change                    $    .86    $    .59   $    .52
  Cumulative effect of accounting change        -           -        .01
                                         --------    --------   --------
  Net income                             $    .86    $    .59   $    .53
                                         ========    ========   ========

Weighted average number of
 common shares outstanding:
   Primary                                 26,198      22,479     21,253
                                         ========    ========   ========

   Fully diluted                           32,642      28,429     22,861
                                         ========    ========   ========



The Notes to Consolidated Financial Statements are an integral part of this statement.

                          CONSOLIDATED BALANCE SHEET
                    Omnicare, Inc. and Subsidiary Companies


(In thousands except share data)
                                                               December 31,
ASSETS                                                    1995            1994
                                                    -------------     ------------
Current assets:
   Cash and cash equivalents                          $ 40,137           $ 34,553
   Marketable securities                                     -             45,245
   Accounts receivable, less allowances
     of $4,761 (1994-$3,681)                            80,247             60,083
   Inventories                                          28,841             21,116
   Deferred income tax benefits                          6,600              5,818
   Other current assets                                  5,247              3,445
                                                      --------           --------
      Total current assets                             161,072            170,260
Properties and equipment, at cost
 less accumulated depreciation                          32,458             23,452
Goodwill, less accumulated amortization
  of $10,448 (1994-$6,832)                             157,843            114,376
Other assets                                             9,463              9,117
                                                      --------           --------
      Total assets                                    $360,836           $317,205
                                                      ========           ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                   $ 22,020           $ 17,666
   Amounts payable pursuant to acquisition agreements   13,642              4,576
   Current portion of long-term debt                     1,051              5,549
   Accrued employee compensation                         5,338              3,230
   Liabilities relating to discontinued operations       1,547              2,399
   Other current liabilities                            11,090             11,290
                                                      --------           --------
      Total current liabilities                         54,688             44,710

Long-term debt                                          82,692             85,323
Deferred income taxes                                    2,621              1,616
Amounts payable pursuant to acquisition agreements       1,418              2,910
Other noncurrent liabilities                             4,656              2,542
                                                      --------           --------

      Total liabilities                                146,075            137,101
                                                      --------           --------
Stockholders' equity:
   Preferred stock-authorized 1,000,000 shares
    without par value; none issued
   Common stock-authorized 44,000,000 shares
    $1 par; 26,344,588 shares issued
    (1994-15,336,025 pre stock split shares)            26,345             15,336
   Paid-in capital                                      99,686            129,971
   Retained earnings                                    93,598             71,475
                                                      --------           --------
                                                       219,629            216,782
   Treasury stock, at cost-24,268 shares
    (1994-2,488,274  pre stock split shares)              (482)           (33,060)
   Deferred compensation                                (2,126)              (858)
   Unallocated stock of ESOP                            (2,260)            (2,760)
                                                      --------           --------
      Total stockholders' equity                       214,761            180,104
                                                      --------           --------
      Total liabilities and stockholders' equity      $360,836           $317,205
                                                      ========           ========

   The Notes to Consolidated Financial Statements are an integral part of this statement.

                      CONSOLIDATED STATEMENT OF CASH FLOW
                    Omnicare, Inc. and Subsidiary Companies


(In thousands)                                                  For the years ended December 31,
                                                                   1995        1994         1993
                                                               ------------------------------------
Cash flow from operating activities:
   Income before cumulative effect of accounting change        $ 24,760      $ 13,531      $ 10,970
   Adjustments to reconcile income before cumulative
    effect of accounting change to net cash flow from
    operating activities:
      Depreciation and amortization                              11,117         8,264         5,908
      Provision for doubtful accounts                             3,086         2,298         2,296
      Deferred tax provision                                      1,750           917           811
      Cumulative effect of a change in accounting principle           -             -           280
      Changes in assets and liabilities, net of effects
      from acquisition/disposal of businesses:
          Accounts receivable                                   (19,286)      (14,192)      (10,867)
          Inventories                                            (4,930)       (3,652)          511
          Current and noncurrent assets                          (1,402)         (443)       (4,126)
          Income taxes payable                                     (857)          428        (6,917)
          Payables and accrued liabilities                        4,335         2,785         2,694
          Current and noncurrent liabilities                      1,301         2,701          (251)
                                                               --------      --------      --------

             Net cash flow from operating activities             19,874        12,637         1,309
                                                               --------      --------      --------

Cash flow from investing activities:
   Acquisition of businesses                                    (35,373)      (40,084)      (24,656)
   Capital expenditures                                         (13,603)       (9,659)       (5,670)
   Marketable securities                                         45,245       (45,245)            -
   Proceeds from sales of properties and equipment                  261           606           120
   Cash flow from discontinued operations                          (852)       (1,370)          (11)
                                                               --------      --------      --------

             Net cash flow from investing activities             (4,322)      (95,752)      (30,217)
                                                               --------      --------      --------

Cash flow from financing activities:
   Net borrowings on line-of-credit                              (3,670)         (215)        1,789
   Proceeds from long-term borrowings                             5,343           141        92,290
   Principal payments on long-term obligations                   (9,130)       (3,426)      (12,086)
   Net proceeds from stock offering                                   -        59,211             -
   Proceeds from exercise of stock options and warrants,
    net of stock tendered in payment                                 70         1,291            (7)
   Dividends paid                                                (2,581)       (2,756)       (2,928)
                                                               --------      --------      --------

             Net cash flow from financing activities             (9,968)       54,246        79,058
                                                               --------      --------      --------

Net increase (decrease) in cash and cash equivalents              5,584       (28,869)       50,150
Cash and cash equivalents at beginning of period                 34,553        63,422        13,272
                                                               --------      --------      --------

Cash and cash equivalents at end of period                     $ 40,137      $ 34,553      $ 63,422
                                                               ========      ========      ========


The Notes to Consolidated Financial Statements are an integral part of this statement.

                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                   Omnicare, Inc. and Subsidiary Companies


(In thousands except per share data)
                                                                                                                      Total
                                      Common     Paid-in    Retained   Treasury       Deferred      Unallocated    Stockholders'
                                       Stock     Capital    Earnings     Stock      Compensation   Stock of ESOP     Equity
                                      -------    -------    --------    --------    ------------   -------------  ------------
Balance at December 31, 1992
  As previously reported              $12,843    $ 63,761   $50,005     $(30,077)      $     -       $(3,460)       $ 93,072
  Specialized pooling of interests
    (Note 2)                              202        (194)    1,253            -             -             -           1,261
                                      -------    --------   -------     --------       -------       -------        --------
Balance as restated                    13,045      63,567    51,258      (30,077)            -        (3,460)         94,333
   Net income                               -           -    11,250            -             -             -          11,250
   Dividends paid ($.08 per share)          -           -    (1,472)           -             -             -          (1,472)
   Dividends to former owners
    of Evergreen                            -           -    (1,654)           -             -             -          (1,654)
   Exercise of stock options               51         902         -       (1,049)            -             -             (96)
   Stock awards                             2          87         -            -             -             -              89
   Decrease in unallocated stock
    of ESOP                                 -           -         -            -             -           300             300
                                      --------   --------   -------     --------       -------       -------        --------

Balance at December 31, 1993           13,098      64,556    59,382      (31,126)            -        (3,160)        102,750
   Lo-Med pooling of interests
    (Note 2)                              371        (341)    1,120            -             -             -           1,150
   Net income                               -           -    13,531            -             -             -          13,531
   Dividends paid ($.09 per share)          -           -    (1,759)           -             -             -          (1,759)
   Dividends to former owners
     of Evergreen                           -           -      (397)           -             -             -            (397)
   Dividends to former owners
     of Lo-Med                              -           -      (402)           -             -             -            (402)
   Stock issued in public offering      1,624      57,587         -            -             -             -          59,211
   Stock and warrants issued in
     connection with acquisitions          75       3,616         -            -             -             -           3,691
   Exercise of warrants                     -         529         -          658             -             -           1,187
   Exercise of stock options              117       2,432         -       (2,592)            -             -             (43)
   Stock awards, net of amortization       51       1,592         -            -          (858)            -             785
   Decrease in unallocated stock
     of ESOP                                -           -         -            -             -           400             400
                                      -------    --------   -------     --------       -------       -------         -------

Balance at December 31, 1994           15,336     129,971    71,475      (33,060)         (858)       (2,760)        180,104
  Net income                                -           -    24,760            -             -             -          24,760
  Dividends paid ($.10 per share)           -           -    (2,581)           -             -             -          (2,581)
  Two-for-one stock split              10,429     (45,524)        -       35,095             -             -               -
  Conversion of subordinated debt           4          49         -            -             -             -              53
  Stock and warrants issued in
    connection with acquisitions          254      10,632         -            -             -             -          10,886
  Exercise of warrants                      -         298         -         (298)            -             -               -
  Exercise of stock options                82       1,760         -       (1,902)            -             -             (60)
  Stock awards, net of amortization        52       2,636         -         (317)       (1,268)            -           1,103
  Decrease in unallocated stock
    of ESOP                                 -           -         -            -             -           500             500
  Other                                   188        (136)      (56)           -             -             -              (4)
                                      -------     --------   -------     --------      -------       -------         -------

Balance at December 31, 1995          $26,345    $ 99,686   $93,598     $   (482)     $ (2,126)      $(2,260)       $214,761
                                      =======     ========   =======     ========      =======       =======        ========

The Notes to Consolidated Financial Statements are an integral part of this statement.

Notes to Consolidated Financial Statements
NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION
   Omnicare, Inc. ("Company") operates in one business segment which includes the distribution of pharmaceuticals, related pharmacy management services and medical supplies to long-term care institutions and their residents in the U.S. The consolidated financial statements include the accounts of the Company and all majority-owned subsidiaries as well as 50% of the accounts of Heartland Healthcare Services, a 50/50 partnership between the Company and Health Care and Retirement Corporation. All significant intercompany transactions are eliminated.

CASH EQUIVALENTS AND MARKETABLE SECURITIES
   The Company considers all investments in highly liquid instruments with maturities of three months or less at the date purchased to be cash equivalents. Investments in cash equivalents are carried at cost which approximates market value with any associated purchase discount or premium amortized over the period to maturity.
   Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Under these rules, debt securities that the Company has both the intent and ability to hold to maturity are carried at amortized cost. Debt securities that the Company does not have the intent and ability to hold to maturity are classified either as "available-for-sale" or as "trading" and are carried at fair value. At December 31, 1995 and 1994, the Company had no investments that qualified as available-for-sale or trading. Marketable securities at December 31, 1994 consist of U.S. Treasury obligations which matured in 1995 and are stated at cost, which approximates fair value. The fair values are based on quoted market prices.

INVENTORIES
   Inventories consist primarily of purchased pharmaceuticals and medical supplies held for sale to customers and are stated at the lower of cost or market. Cost is generally determined using the average cost and first-in, first-out methods.

PROPERTIES AND EQUIPMENT
   Properties and equipment are stated at cost. Expenditures for maintenance, repairs, renewals and betterments that do not materially prolong the useful lives of the assets are charged to expense. Depreciation of properties and equipment is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the lease terms, including renewal options, or their useful lives.

GOODWILL, INTANGIBLES AND OTHER ASSETS
   Intangible assets, comprised primarily of goodwill, arising from business combinations accounted for as purchase transactions are amortized using the straight-line method over their estimated useful lives, not in excess of forty years.
   On an annual basis, the Company reviews the recoverability of goodwill. The measurement of possible impairment is based primarily on the ability to recover the balance of the goodwill from expected future operating cash flow on an undiscounted basis. In management's opinion, no such impairment exists at December 31, 1995 or 1994.
   Debt issuance costs are included in other assets and are amortized using the straight-line method over the life of the related debt.

REVENUE RECOGNITION
   Revenue is recognized when products or services are provided to the customer. A significant portion of the Company's revenues from sales of pharmaceutical and medical products are reimbursable from Medicaid and Medicare programs. The Company monitors its receivables from these reimbursement sources under policies established by management and reports such revenues at the net realizable amount expected to be received from these third-party payors.

INCOME TAXES
   The provision for income taxes includes federal, state and local income taxes currently payable and those deferred because of differences between income for financial reporting and income for tax purposes.
   Effective January 1, 1993, the Company adopted SFAS No. 109, "Accounting for Income Taxes," on a prospective basis; SFAS No. 109 requires the use of an asset and liability method of accounting for deferred income taxes.

PER SHARE DATA
   Primary earnings per share are computed based on the weighted average number of shares of common stock outstanding during the period and common stock equivalents, if material. Fully diluted earnings per share include common stock equivalents and assume the conversion of the 5.75% Convertible Subordinated Notes due 2003 into common stock. Additionally, interest expense and amortization of debt issuance costs arising from these convertible securities are added, net of related income taxes, to income for the purpose of calculating fully diluted earnings per share.
   The Board of Directors declared a two-for-one split of the Company's $1 par value common stock effective June 21, 1995. As a result of the split, 12,944,180 additional shares were issued including 2,514,994 from treasury stock. Additional paid-in capital and treasury stock were reduced by $45,524,000 and $35,095,000, respectively. All references in the financial statements to share and per share amounts have been adjusted to reflect the stock split.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS
   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NEW ACCOUNTING PRONOUNCEMENTS
   Effective January 1, 1996, the Company will adopt provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." This statement establishes financial accounting and reporting standards for stock-based employee compensation plans. As permitted by SFAS No. 123, the Company will continue to follow the measurement principles prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees," and will disclose the pro forma impact of using the fair value measurement principles of SFAS No. 123.
   Effective January 1, 1996, the Company will adopt provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of." This statement establishes accounting standards for recording the impairment of long-lived assets. The Company expects that adoption of this statement will not have a material impact on its results of operations or financial position.

RECLASSIFICATIONS
    Certain reclassifications of prior year amounts have been made to conform with the current year presentation.

NOTE 2 - ACQUISITIONS
   Since 1989, the Company has been involved in a program to acquire providers of pharmaceutical and related pharmacy management services and medical supplies to long-term care facilities and their residents.
   On June 30, 1995, the Company issued 403,185 shares of its common stock for all of the outstanding common stock of Specialized Pharmacy Services, Inc. ("Specialized"). On September 30, 1994, the Company issued 2,222,644 shares of its common stock for all the outstanding common stock of Evergreen Pharmaceutical, Inc. and Evergreen Pharmaceutical East, Inc. ("EPE") (collectively, "Evergreen"). These acquisitions were accounted for as poolings of interests and, accordingly, the Company's consolidated financial statements have been restated for all periods prior to the acquisitions to include the results of operations, financial position and cash flow of Specialized and Evergreen. In accordance with accounting rules for pooling of interests transactions, charges to operating income for acquisition-related expenses were recorded upon completion of the acquisitions. These acquisition-related expenses totaled $1,292,000, or $989,000 after taxes, for the Specialized transaction and $2,380,000, or $1,860,000 after taxes, for the Evergreen transaction. Net sales and net income for Omnicare and Evergreen prior to the Evergreen transaction and Omnicare and Specialized prior to the Specialized transaction are as follows (in thousands):

                                 Omnicare    Specialized    Evergreen
                                 --------    -----------    ---------
Six months ended June 30, 1995:
   Sales                         $171,211      $16,441         (a)
   Net income                       9,861          286         (a)
Year ended December 31, 1994:
   Sales                         $275,663      $31,992         (a)
   Net income                      13,406          125         (a)
Nine months ended
  September 30, 1994:
   Sales                         $172,876      $23,748       $25,324
   Net income                       7,091           66         1,877
Year ended December 31, 1993:
   Sales                         $159,574      $29,425       $34,130
   Net income                       9,014         (141)        2,377


(a) The results of operations of Evergreen are included in the consolidated results of Omnicare for these periods.

   During 1995, the Company completed acquisitions of the following institutional pharmacy businesses: Shore Pharmaceutical Providers, Inc. in Westbury, New York, in January; North Shore Pharmacy Services, Inc. in Boston, Massachusetts, Genrex Nursing Home Pharmacy Division of Genovese Drug Stores, Inc. in Melville, New York and Consulting and Pharmaceutical Services, Inc. in Yakima, Washington, in March; Pioneer I.V., Ltd. in Moline, Illinois, in May; Specialized in Livonia, Michigan, in June; CPM Datascript, Corp. in Hollis, New York, in July; the nursing home pharmacy business of Rite Aid Corp. in September; and Apex Long-Term Care Pharmacy, Inc. in Hamden, Connecticut, in December. Also in September, the Company acquired a care planning software developer and marketer, the Dynatran Computer Systems Division of Health Spectrum, Inc. in Portland, Oregon.
   During 1994, the Company completed the acquisitions of Care Pharmaceutical Services, Inc. in Griffith, Indiana and Schaufler Prescription Pharmacy in Belleville, Illinois, in March; Weber Medical Systems, Inc. in Skokie, Illinois and Lo-Med Prescription Services, Inc. ("Lo-Med") in Wadsworth, Ohio, in June; UniCare, Inc. in Montgomery, Alabama, in August; and Lawrence Medical Supply, Inc. in Deerfield, Illinois and Evergreen in Kirkland, Washington, in September.
   During 1993, the Company completed the acquisitions of Freed's Pharmacy, Inc. in Overland Park, Kansas, in March; Kansas City Nursing Services, Inc. in Kansas City, Kansas, Enloe Drugs, Inc. in Decatur, Illinois and Anderson Medical Services, Inc., in Dover, Ohio, all in the fourth quarter.
   The Specialized, Evergreen and Lo-Med acquisitions were accounted for as pooling of interests transactions. Prior period financial statements have been restated to include the historical results of Specialized and Evergreen. The impact of the Lo-Med transaction on the Company's historical financial statements is not significant; consequently, prior period financial statements have not been restated for this transaction. All other acquisitions have been accounted for as purchase transactions. The purchase prices have been allocated to the estimated fair value of the tangible and intangible net assets acquired. The following table summarizes the aggregate purchase price for all businesses acquired which have been accounted for under the purchase method (in thousands):

                                                                  Businesses acquired in
                                                        ---------------------------------------
                                                         1995            1994            1993
                                                         ----            ----            ----
Cash                                                    $21,309         $17,954         $16,100
Amounts payable in the future
 (through 1998)                                           4,797           3,107          10,900
Common stock                                             10,856           2,819               -
Warrants                                                     30             872               -
Assumption of indebtedness                                  197           2,027             600
                                                        -------         -------         -------

                                                        $37,189         $26,779         $27,600
                                                        =======         =======         =======

Amounts contingently payable                            $ 3,569         $ 4,809         $ 6,900
                                                        =======         =======         =======

   Amounts payable in the future are subject to set-off for claims of indemnity. Amounts contingently payable totaled $11.2 million at December 31, 1995 and, if paid, will be recorded as additional purchase price, serving to increase goodwill in the period in which the contingencies are resolved. The 1995 acquisitions carry certain pre-acquisition contingencies which will be resolved within one year of the transaction and which aggregate $3.6 million at December 31, 1995. The pre-acquisition contingencies for the 1994 acquisitions totaled $1.3 million at December 31, 1994.
   Cash in the above table represents payments made in the year of acquisition. This amount differs from cash paid for the acquisition of the businesses in the Consolidated Statement of Cash Flow due primarily to purchase price payments made during the year pursuant to acquisition agreements entered into in prior years.
   Warrants outstanding as of December 31, 1995 represent the right to purchase 516,000 shares of common stock and were issued in connection with certain acquisitions. These warrants can be exercised at any time through 1998 at prices ranging from $13.43 to $23.64 per share. Warrants to purchase 34,000 shares of common stock, issued in prior years, were exercised in 1995.
   The results of operations of the companies acquired in purchase transactions have been included in the consolidated results of operations of the Company from the dates of acquisition. Unaudited pro forma data (net of the cost of capital related to the cash purchase prices) as though the Company had acquired these businesses at the beginning of each of the years are set forth below and include the pooling transactions with Specialized, Evergreen and Lo-Med (in thousands except per share data):

                                   For the years ended December 31,
                                       1995       1994      1993(a)
                                   --------------------------------
Pro Forma
---------
Sales                               $414,938   $365,392   $269,667
Net income                            25,045     15,245     13,042
Earnings per share:
 Primary                            $    .95   $    .66   $    .59
 Fully diluted                      $    .86   $    .64   $    .59


(a) 1993's pro forma data do not include any businesses acquired in 1995 and, therefore, are not comparable to the 1995 and 1994 pro forma data.

   The pro forma information does not purport to be indicative of operating results which would have occurred had the acquisitions been made at the beginning of the respective periods or of results which may occur in the future.

NOTE 3 - CASH AND CASH EQUIVALENTS AND MARKETABLE SECURITIES
    A summary of cash and cash equivalents and marketable securities follows (in thousands):

                                              December 31,
                                             1995      1994
                                           -----------------
Cash and cash equivalents:
  Cash                                     $ 7,418   $ 3,042
  Money market funds                           197       251
  U.S. Treasury-backed repurchase
    agreements                              32,522    31,260
                                           -------   -------

                                           $40,137   $34,553
                                           =======   =======

Marketable securities                      $     -   $45,245
                                           =======   =======

   Repurchase agreements represent investments in U.S. Treasury bills under agreements to resell, usually overnight, but in no case longer than 30 days. The Company has a collateralized interest in the underlying securities, which are segregated in the accounts of the bank counterparty. At December 31, 1994, Fifth Third Bank of Cincinnati, Ohio was the counterparty for $19,446,000 of the repurchase agreements, which matured on January 3, 1995.

NOTE 4 - PROPERTIES AND EQUIPMENT
   A summary of properties and equipment follows (in thousands):

                                               December 31,
                                            1995         1994
                                          --------------------
Land                                      $    247    $    257
Buildings                                    1,496       1,458
Machinery and equipment                     27,487      19,883
Furniture, fixtures
 and leasehold improvements                 22,264      15,126
                                          --------    --------
                                            51,494      36,724
Accumulated depreciation                   (19,036)    (13,272)
                                          --------    --------

                                          $ 32,458    $ 23,452
                                          ========    ========

NOTE 5 - LEASING ARRANGEMENTS
   The Company has operating leases which cover various real and personal property. In most cases, the Company expects that these leases will be renewed or replaced by other leases in the normal course of business. There are no contingent rentals in the Company's operating leases.
   The following is a schedule of future minimum rental payments required under operating leases that have initial or remaining noncancellable terms in excess of one year at December 31, 1995 (in thousands):

    1996                  $ 2,951
    1997                    2,760
    1998                    2,426
    1999                    1,784
    2000                    1,352
   Later years              3,404
                          -------
   Total minimum
   payments required      $14,677
                          =======

   Total rent expense under operating leases follows (in thousands):
   For the years ended December 31,

                       1993                     $3,035
                       1994                      3,470
                       1995                      4,567

 NOTE 6 - LONG-TERM DEBT
   A summary of long-term debt follows (in thousands):

                                                  December 31,
                                              1995          1994
                                            ---------------------
Convertible Subordinated Notes due 2003     $80,445       $80,500
Employee Stock Ownership Plan
  Loan Guarantee                              2,260         2,760
Line of credit (Specialized)                      -         3,670
Notes payable (Specialized)                       -         3,155
Capitalized lease obligations                 1,038           787
                                            -------       -------
                                             83,743        90,872
Less current portion                         (1,051)       (5,549)
                                            -------       -------

                                            $82,692       $85,323
                                            =======       =======

   On October 1, 1993, the Company issued $80,500,000 principal amount of 5.75% Convertible Subordinated Notes ("Notes") due 2003. The Notes are convertible into common stock at any time at the option of the holder at a price of $14.44 per share. The Notes are redeemable at the option of the Company beginning in October 1996, at redemption prices ranging from 103.83% of the principal amount in 1996 to 100.64% in 2001 and 100% thereafter. Absent conversion of the Notes into common stock or redemption by the Company at its election as described above, the Notes are due on October 1, 2003. Interest on the notes is payable semiannually, due in October and April of each year, until conversion or redemption. Debt issuance costs are included in other assets and amortized using the straight-line method over the ten-year life of the Notes. The Company amortized $310,000 of deferred debt issuance costs in both 1995 and 1994. Based on the market value of the Notes in the last over-the-counter trade prior to year-end, the estimated fair value of the Notes at December 31, 1995 was $250,000,000. The fair value of all other financial instruments of the Company approximates the amounts presented on the consolidated balance sheet.
   In 1988, the Company established an Employee Stock Ownership Plan ("ESOP") which currently covers certain acquired entities' employees and corporate headquarters employees. The ESOP used proceeds from a $4 million bank loan to purchase 986,874 shares of the Company's common stock on the open market at prices ranging from $3.88 to $4.25 per share. Inasmuch as the Company has guaranteed the repayment of this obligation, it has recorded the ESOP's bank debt as long-term debt and also as a reduction of stockholders' equity in the accompanying consolidated balance sheet.
   The ESOP services its debt with Company contributions, which were previously made to the Company's Employee Savings and Investment Plan, and dividends received on shares held by the ESOP. Principal and interest payments on the bank debt are made in increasing quarterly installments over a ten-year period, the final payment being due on December 31, 1998. The loan bears interest at the per annum rate of 7% and is secured by the unallocated shares of common stock held by the ESOP trust. These unallocated shares had a fair market value equal to $18,230,000 at December 31, 1995.
   The Company funds ESOP expense as accrued. The components of total ESOP expense are as follows (in thousands):

                                 For the years ended December 31,
                                    1995        1994      1993
                                 --------------------------------
Interest expense                   $ 182       $ 214     $ 238
Principal payments                   500         400       300
Dividends on ESOP stock              (76)        (70)      (64)
                                    ----       -----     -----
                                   $ 606       $ 544     $ 474
                                   =====       =====     =====

   At December 31, 1994, $3,670,000 was outstanding and $1,330,000 was available for borrowing under the Specialized line of credit. The interest rate charged equaled 1.75% over the bank's prime rate (10.25% at December 31, 1994). The weighted average interest rate charged on the Specialized line of credit was 10.25% for 1995 and 1994 and 7.75% for 1993. Amounts outstanding under the line of credit were repaid and the line was closed during 1995.
   Specialized notes payable represented various obligations incurred specific to Specialized operations. The weighted average interest rate on the notes approximated 10.1%, 10.7% and 8.8% for 1995, 1994 and 1993, respectively. Included in Specialized notes payable are notes due to the former owners of Specialized for $379,000 as of December 31, 1994. All of these obligations were repaid in 1995.

   In February 1995, the Company reached an agreement with a consortium of six banks for a five-year $135 million revolving line of credit. Borrowings under this agreement bear interest based upon the bank's cost of funds plus a spread of 25 to 75 basis points, dependent upon the Company's performance under certain debt covenants, or the prime rate. Additionally, a commitment fee on the unused portion of the facility is required which ranges from 10 to 25 basis points and is also based upon the Company's performance under certain debt covenants. No amounts were outstanding under this agreement at December 31, 1995.
   The following is a schedule by year of required long-term debt payments as of December 31, 1995 (in thousands):

         1996                         $ 1,051
         1997                             984
         1998                           1,100
         1999                             163
         2000                               -
         Later years                   80,445
                                      -------
                                      $83,743
                                      =======


   Total interest payments made in 1995, 1994 and 1993 amounted to $5,421,000, $6,145,000 and $1,684,000, respectively.

NOTE 7 - PUBLIC OFFERING OF COMMON STOCK
   In November 1994, the Company completed a public offering of 8,280,000 shares of common stock of which 3,247,482 shares were sold by the Company resulting in net proceeds of $59,211,000 after deducting issuance costs.

NOTE 8 - STOCK INCENTIVE PLANS
   The Company has stock incentive plans under which it may grant stock awards or options to purchase its common stock at a price equal to the market value at the date of grant. These options become exercisable beginning one year following the date of grant in four approximately equal annual installments.

  The changes in stock options outstanding relating to these plans are summarized below:

                                                Number of             Average
                                                 Shares                Price
                                                ---------             -------
Balance at December 31, 1992                     970,992                7.82

Options granted                                  217,000                8.14
Options exercised                               (101,480)               7.62
Options terminated or cancelled                  (88,500)               9.19
                                                ---------
Balance at December 31, 1993                     998,012                7.79

Options granted                                        -                   -
Options exercised                               (235,076)               6.82
Options terminated or cancelled                        -                   -
                                                ---------
Balance at December 31, 1994                     762,936                8.09

Options granted                                  529,000               24.37
Options exercised                               (163,050)               7.29
Options terminated or cancelled                   (8,000)              24.25
                                                ---------

Balance at December 31, 1995                   1,120,886               15.77
                                               =========


   At December 31, 1995, options for 373,886 shares (1994-363,186;
1993-424,512) were exercisable and 405,986 shares (1994-5,424; 1993-107,680)
were available for granting of additional stock options and awards.
   During 1995, the Company's Board of Directors and stockholders approved the 1995 Premium-Priced Stock Option Plan, providing options to purchase 1,260,000 shares of Company common stock available for grant at an exercise price of 125% of the stock's fair market value at the date of grant. No options have been issued under this plan.
   In 1995 and 1994, the Company granted restricted stock awards to certain key employees covering 99,472 and 98,656 shares, respectively, of common stock. No such stock awards were granted in 1993. These shares vest over a five- to seven-year period and are restricted as to the transfer of ownership.
   In 1995, 1994 and 1993, the Company granted unrestricted stock awards covering 3,200, 3,600 and 4,200 shares, respectively, of its common stock to members of the Board of Directors of the Company.

 NOTE 9 - RELATED PARTY TRANSACTIONS
   The Company contracted with a subsidiary of Chemed Corporation (Chemed), a 2% stockholder, to assist in the development of a new data processing system to integrate and standardize all operational and financial reporting functions. The Company also subleases its corporate offices from Chemed and is charged for the occasional use of Chemed's corporate aviation department and other incidental expenses based on Chemed's cost. The Company believes that the method by which such charges are determined is reasonable and that the charges are essentially equal to that which would have been incurred if the Company had operated as an unaffiliated entity. Charges to the Company for these services were $4,535,000, $2,951,000 and $1,624,000 in 1995, 1994 and 1993,
respectively. Net amounts owed by the Company to Chemed were $667,000 and $845,000 at December 31, 1995 and 1994, respectively.
   Included in accounts receivable are amounts due from companies affiliated with the former owners of Evergreen. These amounts, net of payables, totaled $479,000 and $850,000 at December 31, 1995 and 1994, respectively.
   Effective May 1, 1993, Evergreen leased one of its facilities from a partnership, a partner of which is a former owner of Evergreen. Rent expense of $549,000, $569,000 and $437,000 was paid under this lease in 1995, 1994 and
1993, respectively.

NOTE 10 - EMPLOYEE BENEFIT PLANS
   The Company has a non-contributory, defined benefit pension plan covering certain corporate headquarters employees and the employees of a company sold by Omnicare in 1992, for which benefits ceased accruing upon the sale. Benefits accruing under this plan to corporate headquarters employees were fully vested and frozen as of January 1, 1994.
   Retirement benefits are based primarily on an employee's years of service and compensation near retirement. Plan assets are invested in U.S. Treasury obligations. The Company's policy is to fund pension costs in accordance with the funding provisions of the Employee Retirement Income Security Act.
   The funded status of the plan was as follows (in thousands):

                                            December 31,
    Actuarial present value of:            1995      1994
                                          ---------------
       Unvested benefit obligation       $    5    $    5
       Vested benefit obligation          1,718     1,385
                                         ------    ------
       Accumulated benefit obligation     1,723     1,390
       Effect of projected future
          salary increases                    -         -
                                         ------    ------
       Projected benefit obligation       1,723     1,390
    Plan assets at fair market value      2,117     1,762
                                         ------    ------
    Plan assets greater than
       projected benefit obligation         394       372
    Unrecognized net gain                  (247)     (262)
                                         ------    ------
    Prepaid pension asset                $  147    $  110
                                         ======    ======


    The components of the Company's pension (income) cost follow (in thousands):

                                           For the years ended
                                                December 31,
                                            1995     1994    1993
                                           ----------------------
    Service costs - benefits earned
     during the period, net                $   -    $   -   $  81
    Interest cost on projected benefit
     obligation and service costs            112      103     133
    Expected return on plan assets          (149)    (158)   (104)
                                           -----    -----   -----
    Pension (income) cost                  $ (37)   $ (55)  $ 110
                                           =====    =====   =====

   Actuarial assumptions used to calculate the prepaid pension asset and pension (income) cost include a 7.25% discount rate as of December 31, 1995 (8% at December 31, 1994 and 1993), an expected long-term rate of return on assets of 8% and a 6% rate of increase in compensation levels in years prior to 1994.
   Expenses relating to the Company's defined contribution and other similar plans (including the ESOP described in Note 6) were $1,700,000, $1,536,000 and $940,000 in 1995, 1994 and 1993, respectively.
   In 1994, the Company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits." The adoption did not have a material impact on the Company's financial position or results of operations.

 NOTE 11 - INCOME TAXES
   The provision for income taxes is comprised of the following (in thousands):

                                            For the years
                                          ended December 31,
                                        1995      1994      1993
                                      ---------------------------
Current:
  Federal                             $13,197    $7,158   $ 4,282
  State and local                       1,473     1,072       920
                                      -------    ------   -------
                                       14,670     8,230     5,202
                                      -------    ------   -------
Deferred:
  Federal                               1,272       802     1,109
  State                                   478       115      (298)
                                      -------    ------    ------

                                        1,750       917       811
                                      -------    ------    ------
  Income taxes                        $16,420    $9,147    $6,013
                                      =======    ======    ======

   Tax benefits related to the exercise of stock options and stock awards have been credited to paid-in capital in amounts of $1,357,000, $947,000 and $234,000 for 1995, 1994 and 1993, respectively.
   The difference between the Company's reported income tax expense and the federal income tax expense computed at the statutory rates of 35% for 1995 and 1994 and 34% for 1993 is explained in the following table (in thousands):

                                                 For the years ended December 31,
                                             1995             1994            1993
                                        --------------   -------------   -------------
Federal income tax at the
  statutory rate                        $14,413  35.0%   $7,937  35.0%   $5,774  34.0%
Amortization of nondeductible
  intangible assets                         408   1.0       372   1.6        42    .2
State and local income taxes,
  net of federal income tax benefit       1,268   3.1       772   3.4       412   2.4
Tax effect of EPE S Corporation
  income                                      -     -      (345) (1.5)     (280) (1.6)
Other                                       331    .8       411   1.8        65    .4
                                        -------  ----    ------  ----    ------  ----

Income taxes                            $16,420  39.9%   $9,147  40.3%   $6,013  35.4%
                                        =======  ====    ======  ====    ======  ====


   The Omnibus Budget Reconciliation Act of 1993 permitted the Company to deduct from taxable income the amortization of intangibles arising from certain business acquisitions occurring subsequent to July 1991. The effect of this change in tax law was to reduce 1993 income tax expense by $310,000 for the period July 1991 through December 31, 1992 and by an additional $140,000 for the portion of 1993 prior to enactment of the law.
   Effective January 1, 1993, the Company adopted SFAS No. 109, which requires the use of an asset and liability method of accounting for income taxes. The cumulative effect of this adoption resulted in a gain of $280,000 ($.01 per share) and was otherwise not material to the Company's financial position or results of operations.
   Income tax payments made in 1995, 1994 and 1993 amounted to $14,014,000, $5,569,000 and $11,412,000, respectively.
   A summary of deferred tax assets and liabilities follows (in thousands):

                                                    December 31,
                                                1995             1994
                                               ------           ------
Accounts receivable reserves                   $4,469           $3,183
Accrued liabilities                             4,929            3,944
Other                                             104                5
                                               ------           ------
    Gross deferred tax assets                  $9,502           $7,132
                                               ======           ======

Fixed assets and depreciation methods          $  973           $  611
Amortization of intangibles                     3,798            1,954
Other                                             752              365
                                               ------           ------
    Gross deferred tax liabilities             $5,523           $2,930
                                               ======           ======


   The Company has evaluated its net deferred tax asset position and has concluded that a valuation allowance is not required as these net assets are more likely than not to be realized.

NOTE 12 - SUMMARY OF QUARTERLY RESULTS (UNAUDITED)

  The following table presents the Company's quarterly financial information for 1995 and 1994 (in thousands except per share data):

                                           First        Second         Third         Fourth          Full
                                          Quarter       Quarter       Quarter        Quarter         Year
                                         -------------------------------------------------------------------
1995(b)

Sales                                    $90,527       $97,125       $102,145       $109,839       $399,636
Cost of sales                             65,879        70,168         73,198         78,470        287,715
                                         -------       -------       --------       --------       --------
Gross profit                              24,648        26,957         28,947         31,369        111,921
Selling, general and
  administrative expenses                 15,413        16,549         16,789         18,219         66,970
Acquisition expenses-pooling
  of interests                                 -         1,292              -              -          1,292
                                         -------       -------       --------       --------       --------
Operating income                           9,235         9,116         12,158         13,150         43,659
Interest expense, net of
 investment income                          (535)         (591)          (638)          (715)        (2,479)
                                         -------       -------       --------       --------       --------
Income before income taxes                 8,700         8,525         11,520         12,435         41,180
Income taxes                               3,449         3,629          4,585          4,757         16,420
                                         -------       -------       --------       --------       --------
Net income                               $ 5,251       $ 4,896       $  6,935       $  7,678       $ 24,760
                                         =======       =======       ========       ========       ========
Earnings per share data:
 Primary                                 $   .20       $   .19       $    .26       $    .28       $    .94(a)
                                         =======       =======       ========       ========       ========
 Fully diluted                           $   .19       $   .18       $    .24       $    .26       $    .86(a)
                                         =======       =======       ========       ========       ========

1994(b)

Sales                                    $68,215       $73,901       $ 79,832       $ 85,707       $307,655
Cost of sales                             50,998        54,828         58,924         62,783        227,533
                                         -------       -------       --------       --------       --------
Gross profit                              17,217        19,073         20,908         22,924         80,122
Selling, general and
  administrative expenses                 10,550        11,959         13,173         14,429         50,111
Acquisition expenses-pooling
  of interests                                 -             -          2,380              -          2,380
                                         -------       -------       --------       --------       --------
Operating income                           6,667         7,114          5,355          8,495         27,631
Interest expense, net of
 investment income                        (1,225)       (1,310)        (1,337)        (1,081)        (4,953)
                                         -------       -------       --------       --------       --------
Income before income taxes                 5,442         5,804          4,018          7,414         22,678
Income taxes                               2,033         2,241          1,956          2,917          9,147
                                         -------       -------       --------       --------       --------
Net income                               $ 3,409       $ 3,563       $  2,062       $  4,497       $ 13,531
                                         =======       =======       ========       ========       ========
Earnings per share data:
 Primary                                 $   .16       $   .16       $    .09       $    .19       $    .60(a)
                                         =======       =======       ========       ========       ========
 Fully diluted                           $   .15       $   .16       $    .09       $    .18       $    .59(a)
                                         =======       =======       ========       ========       ========

(a) Earnings per share is calculated independently for each quarter and the sum of the quarters may not necessarily be equal to the full year earnings per share amount.

(b) The quarterly information presented above for periods prior to the pooling of interests with Specialized on June 30, 1995 has been restated to include Specialized's results of operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations
---------------------
 (All share and per share data included in Management's Discussion and Analysis of Financial Condition and Results of Operations have been adjusted for the June 1995 two-for-one stock split.)

   On June 30, 1995, the Company issued 403,185 shares of its Common Stock for all the outstanding common stock of Specialized Pharmacy Services, Inc. ("Specialized"). Specialized is a leading provider of institutional pharmacy services for long-term care facilities in Michigan with $32 million in sales for the year ended December 31, 1994. On September 30, 1994, the Company issued 2,222,644 shares of its Common Stock for all the outstanding common stock of Kirkland, Washington-based Evergreen Pharmaceutical, Inc., and an affiliated company (collectively, "Evergreen"). Evergreen had $34 million in sales for the year ended December 31, 1993. These acquisitions were accounted for as poolings of interests and, accordingly, the Company's consolidated financial statements have been restated for all periods to include the results of operations, financial position and cash flow of Specialized and Evergreen (See Note 2 to the Consolidated Financial Statements). In accordance with accounting rules for pooling of interests transactions, charges to operating income for acquisition-related expenses were recorded upon completion of these acquisitions. These pooling of interests expenses totaled $1,292,000, or $989,000 after taxes, for the Specialized acquisition and $2,380,000, or $1,860,000 after taxes, for the Evergreen acquisition.
   The following table presents the Company's results of operations excluding certain unusual items of income and expense, which are comprised of pooling of interests expenses, the cumulative effect of an accounting change and a one-time favorable tax adjustment (in thousands except per share amounts):

                                         For the years ended December 31,
                                              1995     1994    1993
                                            -------  ------- -------
Net income, as reported                     $24,760  $13,531 $11,250
Acquisition expenses-pooling
  of interests, net of taxes                    989    1,860      --
Cumulative effect of accounting
  change                                         --       --    (280)
Favorable tax adjustment                         --       --    (450)
                                            -------  ------- -------

Pro forma net income                        $25,749  $15,391 $10,520
                                            =======  ======= =======

Pro forma earnings per share:
Net income, as reported                     $   .94  $   .60 $   .53
Acquisition expenses-pooling
  of interests, net of taxes                    .04      .08      --
Cumulative effect of accounting
  change                                         --       --    (.01)
Favorable tax adjustment                         --       --    (.02)
                                            -------  ------- -------

  Primary                                   $   .98  $   .68 $   .50
                                            =======  ======= =======

  Fully diluted                             $   .89  $   .66 $   .50
                                            =======  ======= =======


   Excluding the impact of charges taken for acquisitions accounted for as pooling of interests transactions, net income for the year ended December 31, 1995 increased 67% over net income earned in 1994. Primary earnings per share, on this basis, for the full year 1995 increased 44% over 1994 and fully diluted earnings per share increased 35%.
   Pro forma net income for the year ended December 31, 1994 increased 46%
over 1993. Primary earnings per share, on a pro forma basis, increased 36% over 1993, and fully diluted earnings per share increased 32%. The 1994 pro forma adjustment consisted of the Evergreen pooling of interests expenses. The 1993 pro forma adjustments were comprised of $450,000 arising from a change in tax laws related to the amortization of intangibles and $280,000 related to the change in accounting for income taxes.
   Net income as reported for 1995 was $24,760,000, or $.94 per primary share ($.86 fully diluted), while 1994 net income was $13,531,000, or $.60 per primary share ($.59 fully diluted), and 1993 net income was $11,250,000, or $.53 per primary and fully diluted share.

   Sales for 1995 were 30% higher than in 1994. For 1994, sales were 38% higher than in 1993. Omnicare entered the long-term pharmacy business with its first acquisition of an institutional pharmacy provider in December 1988. Omnicare has completed a total of 33 institutional pharmacy provider acquisitions - one in 1988, two in 1990, three in 1991, seven in 1992, four in 1993, seven in 1994 and nine in 1995. Except for the acquisitions of Specialized, Evergreen and Lo-Med Prescription Services, Inc. ("Lo-Med"), purchase accounting was used to record the acquisitions. The acquisitions of Specialized and Evergreen are included in the financial results of all years presented as these acquisitions were accounted for as poolings of interests. The acquisition of Lo-Med in 1994 was also accounted for as a pooling of interests; however, its operations were immaterial to the Company's results prior to 1994 and, therefore, prior year financial statements were not restated for this business combination. The sales increases were caused by acquisitions, (described in detail in Note 2 of the Consolidated Financial Statements), coupled with the internal growth of the businesses previously acquired.

   Increases in gross profit over the three-year period have generally remained in line with or exceeded increases in sales, with margins of 25.7%, 26.0% and 28.0% for 1993, 1994 and 1995, respectively. Such increases were caused primarily by changes in sales mix and the Company's increasing purchasing leverage. Additionally, after excluding the aforementioned pro forma adjustments, operating income as a percent of sales has increased from 8.6% to 9.8% to 11.2% in 1993, 1994 and 1995, respectively, reflecting the increased gross profit margins.

   Over the past few years, political debate over health care reform has increasingly focused attention on containing and reducing health care costs. While the processes by which federal or state governments may pursue alternate proposals for reform of the health care system are uncertain, market forces in the form of managed care have and will continue to challenge health care providers to maintain the high quality of care provided while reducing costs. In this environment, the need to lower health care costs will drive industry consolidation, which should continue to provide the impetus for the Company's acquisition program. The Company's development of regional market positions provides opportunities for economies of scale to lower overall costs. In addition, Omnicare's proprietary geriatric formulary not only lowers costs for payors and patients, but also enhances the quality of care for the elderly.
   Moreover, demographic trends indicate that demand for long-term care will increase well into the middle of the next century. Pharmaceutical therapy is generally the most cost-effective form of treatment for chronic ailments afflicting the elderly and, as such, is an essential part of long-term care. Omnicare believes that it is well-positioned to be an integral part of the solution to escalating health care costs among the elderly through careful product selection (including drug formulary management), cost-effective drug purchasing and efficient delivery systems. This, coupled with Omnicare's pharmacy consulting services for nursing homes which identify, resolve and prevent drug therapy-related problems, reduces costs to the health care system while also promoting optimal patient outcomes. Thus, Omnicare should continue to show solid growth in sales and earnings in

1996, benefiting from a full year's contribution from businesses acquired in 1995, from internal growth and from the completion of additional acquisitions.

Non-Operating Income and Expense --------------------------------
   Investment income increased by 120% to $3,475,000 in 1995, as the Company received the full-year benefit of invested cash during 1995 due to receipt of $59.2 million of cash proceeds from the November 1994 stock offering. Investment income increased by 149% to $1,580,000 in 1994 from $635,000 in 1993 due to the increase in invested cash during 1994 resulting from the cash proceeds from the October 1993 offering of $80.5 million in 5.75% Convertible Subordinated Notes due 2003 ("Notes").

   Interest expense decreased by 9% from $6,533,000 in 1994 to $5,954,000 in 1995, due to reductions in outstanding debt associated with Specialized and Evergreen prior to acquisition by the Company. Interest expense increased by $3,709,000 in 1994 as a result of a full year's interest on the Notes as compared to only three months in 1993.

Income Taxes
------------
   The Company's effective tax rates for 1993, 1994 and 1995 were 35.4%, 40.3% and 39.9%, respectively. The 1995 and 1994 effective tax rates are slightly higher than statutory rates due to the nondeductibility of certain acquisition costs. As a result of the Omnibus Budget Reconciliation Act of 1993, the Company was permitted to deduct from taxable income amortization of intangibles arising from certain business acquisitions retroactive to July 1991. Accordingly, the Company's effective tax rate in 1993 was favorably impacted by the tax benefit of amortization of intangibles.

Impact of Inflation
-------------------
    Inflation has not materially affected Omnicare's profitability inasmuch as price increases have generally been obtained to cover inflationary drug cost increases.

Liquidity and Capital Resources
-------------------------------
    In November 1994, the Company completed a public offering of 3,247,482 shares of Common Stock, resulting in net proceeds of $59,211,000.
    In line with Omnicare's plan to invest in the long-term pharmacy market, acquisitions completed during 1995 required an aggregate capital investment of approximately $63.7 million. Such acquisitions were financed with cash and cash equivalents on hand as well as Common Stock of the Company.
Shares of Common Stock with a market value of approximately $22.7 million (879,919 shares) were issued in connection with the 1995 acquisitions. Additionally, $10.6 million of other acquisition-related payments were made during 1995 related to businesses acquired prior to 1995. Additional amounts totaling $11.2 million may become payable through the year 2000 pursuant to the terms of various acquisition agreements. Omnicare ended the year with $40,137,000 in cash and cash equivalents and marketable securities as compared to $79,798,000 at year-end 1994. At December 31, 1995, the Company had invested $32,522,000 in U.S. Treasury-backed repurchase agreements which represent investments under agreements to resell, usually overnight, but in no case greater than thirty days. The Company has a collateralized interest in the underlying securities which are segregated in the accounts of the counterparty bank. Management believes these investments do not create any exposure to the Company's liquidity. Omnicare's current ratio decreased to 2.9 to 1 at December 31, 1995 from 3.8 to 1 at December 31, 1994, and working capital at December 31, 1995 decreased to $106,384,000 from year-end 1994 working capital of $125,550,000. This decrease is attributable to the cash outlays required for the Company's 1995 acquisitions net of cash generated from 1995 operations. Book value per common share increased to $8.16 per share as of December 31, 1995 from $7.01 per share at the prior year-end, primarily attributable to current year net income, less dividends paid.
   On February 7, 1996, Omnicare's Board of Directors elected to increase the quarterly cash dividend by 20% to 3 cents per share for an indicated annual rate of 12 cents per share for 1996.
   In February 1995, the Company entered into an agreement with a consortium of six banks for a five-year $135 million revolving credit facility, replacing the prior $50 million facility. Interest rates and commitment fees for this new facility are based on the Company's level of performance under certain debt covenants. No amounts were outstanding at December 31, 1995 under the credit facility.
   The Company believes that its sources of liquidity and capital are adequate for its operating needs. There are no material commitments outstanding, other than additional acquisition-related payments to be made (see Note 2 of the Consolidated Financial Statements). If needed, other external sources of financing are readily available to the Company.